Exhibit 4.18
Exhibit A
Form Of 10% Convertible Promissory Note

$	October [___], 2005

     FOR VALUE RECEIVED, NGTV, a California corporation (the “Company”), with their primary offices located at 9944 Santa Monica Blvd., Beverly Hills, California 90212, promises to pay to the order of ___(the “Holder”), upon the terms set forth below, the principal sum of $___plus interest on the unpaid principal sum outstanding at the rate of 10% per annum (this convertible promissory note, the “Note”). This Note is one of a series of notes (collectively, the “Notes”) of like tenor and kind in the aggregate principal amount of not more than $6,000,000, issued in connection with an offering of Notes by the Company in accordance with the terms and conditions of the Company’s Confidential Private Offering Memorandum dated October 13, 2005 (the “Memorandum”). The Notes, other than this Note, are sometimes hereinafter referred to as the “Other Notes”.
  1. Principal Payments. Company shall be required to pay the Holder an amount in cash, wire transfer or check equal to the outstanding principal amount and all accrued and unpaid interest of this Note, on or before July 31, 2006 (the “Maturity Date”), following which this Note shall become due and payable.
  2. Interest Payments. Commencing 30 days after the date hereof, accrued but unpaid interest on this Note shall be due and payable on the 1st of each calendar month thereafter. Interest payments shall be made in cash or by wire transfer as instructed by the Holder from time to time. Whenever any payment required under the terms of this Note shall be stated to be due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest.
  3. Mandatory Conversion
     (a) This Note is subject to a mandatory conversion (the “Conversion”) whereby, in the event that prior to the Maturity Date the Company completes an initial public offering of its securities, resulting in gross proceeds to the Company of at least $20,000,000 (the “IPO”), the outstanding principal amount of the Note and all accrued and unpaid interest thereon will be converted into securities of the Company, as hereinafter described. The Conversion shall not take effect unless the effective date of the IPO occurs prior to the Maturity Date. Upon the closing of the IPO, all outstanding principal and any accrued and unpaid interest shall be converted at the initial closing of the IPO into securities identical to the securities to be offered in the IPO (the “IPO Securities”), at a conversion price equal to a 33 ?% discount to the IPO offering price.
     (b) Issuance of the IPO Securities shall only occur upon surrender of the original of this Note to the Company at its principal place of business or delivery to the Company of an Affidavit of Lost Note and such form of bond or security as is reasonably satisfactory to the Company.

     (c) In the event the IPO is not completed prior to the Maturity Date, this Note will become immediately due and payable without notice to or demand upon the Company and, in addition to repayment of this Note on the Maturity Date, a warrant (the “Post-Maturity Warrant”) will be issued to Holder entitling Holder to purchase the number of shares of common stock of NGTV as is equal to the principal amount of this Note, exercisable for a period of five years from the date of issuance at an exercise price equal to the fair market value of one share of common stock of the Company as of the Maturity Date. The fair market value of the NGTV common stock will be mutually agreed upon, in good faith, by NGTV and Capital Growth Financial, LLC, on behalf of the holders of the Notes, as a group (“CGF”); or, in the absence of such agreement, by binding arbitration to be conducted before the American Arbitration Association in Palm Beach County, Florida (the “Arbitration”). In the absence of agreement between the Company and CGF as to the fair market value of the Company’s common stock, either the Company or CGF may commence the Arbitration, which shall be conducted in accordance with the AAA’s commercial rules for arbitration, before one arbitrator. The expenses of the Arbitration shall be borne one-half by the Company and one-half by the Holder and the holders of the Other Notes, as a group. By acceptance of this Note, Holder agrees to pay its allocable portion of the expenses attributable to the holders of the Notes, as a group, including the fees and expenses of counsel selected by CGF. The Post-Maturity Warrant will be in the form attached as Exhibit B to the Memorandum, and will include the piggyback registration rights set forth in Section 15 thereof.
     (d) In consideration of the investment in this Note, the Company has agreed, to the extent described in this Note and the Memorandum, to register in the IPO Registration Statement (as such term is defined in the Memorandum) resale of the securities into which this Note may be converted (the “Conversion Securities”). In addition, if resale of the Conversion Securities is not then covered by an effective registration statement and the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders (other than a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction on Form S-4, or a registration on any registration form that does not permit secondary sales), the Company will: (i) promptly notify the Holder of such determination; and (ii) include in such registration statement (and any related qualifications under applicable blue sky or other state securities laws), at the Company’s sole cost and expense, except as set forth in subsection (x) below, those Conversion Securities specified in a written request or requests made by any Holder and received by the Company within twenty (20) days after the written notice from the Company described in clause (i) above is delivered by the Company. Such written request may specify all or a part of Holder’s Conversion Securities. (x) If the registration statement of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holder as a part of the written notice given pursuant to subsection (a)(i), above. In such event, the right of Holder to registration pursuant to this section shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Shares in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. Nothing in this Section shall prevent the Company from withdrawing any registration statement it has filed or has proposed to file.
  4. Events of Default.
     (a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i) any default in the payment of the principal of this Note, as and when the same shall become due and payable; or
(ii) any default in the payment of interest on this Note, as and when the same shall become due and payable; or
(iii) Company shall fail to observe or perform any obligation required to be performed by it hereunder or shall breach any term or provision of this Note; or
(iv) Company shall commence, or there shall be commenced against Company, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Company commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Company, or there is commenced against Company, any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Company suffer any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Company, makes a general assignment for the benefit of creditors.
     (b) If any Event of Default occurs, the full principal amount of this Note, together with all accrued interest thereon, shall become, at the Holder’s election, immediately due and payable in cash, with interest accruing from the date of the Event of Default at 18% per annum on any unpaid obligations hereunder; provided that in the event of a default under Section 4(a)(i), above, no election to accelerate on the part of the Holder shall be required, and the Post-Maturity Warrant shall be forthwith issued to the Holder. The Holder need not provide and Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law, provided, however, that any default susceptible of being cured, other than a default under Section 4(a)(i), above, must first be given written notice to Company of the specific nature of the default and the manner in which the default may be cured, in which case the Company shall have a 30 day period to cure the default (except for a default under Section 4(a)(ii), above, for which the cure period shall be five days). Such default notice may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.
  5. No Waiver of Holder’s Rights. All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Holder in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Holder of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Company hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Holder of less than the full amount due and payable hereunder shall in no way limit the right of the Holder to require full payment of all sums due and payable hereunder in accordance with the terms hereof.
  6. Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.
  7. Cumulative Rights and Remedies; Usury. The rights and remedies of Holder expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note or applicable law (including at equity). The election of Holder to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Company agrees Holder may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.
  8. Collection Expenses. If Holder shall commence an action or proceeding to enforce this Note, then Company shall reimburse Holder for its costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.
  9. Severability. If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.
  10. Successors and Assigns. This Note shall be binding upon Company and its successors and shall inure to the benefit of the Holder and its successors and assigns. The term “Holder” as used herein, shall also include any endorsee, assignee or other holder of this Note.
  11. Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, Company shall execute and deliver to the Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, Company may require the Holder to deliver to Company an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note. Any costs incurred pursuant to this paragraph shall be the responsibility of the Holder.
  12. Due Authorization. This Note has been duly authorized, executed and delivered by Company and is the legal obligation of Company, enforceable against Company in accordance with its terms.
  13. Governing Law. The Company, and by acceptance of this Note the Holder, hereby: (a) agree that all questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof; (b) agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the Courts of the State of Florida or the courts of the United States of America for the State of Florida, in each case located in Palm Beach County, Florida, and appellate courts from any thereof (the “Florida Courts”); (c) irrevocably submit to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note); (d) irrevocably waive and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any of such Florida Courts, or that such suit, action or proceeding is improper; (e) irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof (nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law); and (f) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.
  14. Prepayment. Company may not prepay this Note in whole or in part at any time other than expressly provided by this Note without the express written consent of Holder.

If the contemplated IPO has not taken place by the Maturity Date, then this Note shall be paid in full without reference to the conversion rights set forth in paragraph 3 above. Nothing in this Note or the related documents provided to the Holder shall create an obligation of the Company to complete an IPO.
  15. Designation and Indemnification of CGF. By its acceptance of this Note (a) the Holder hereby irrevocably designates CGF, by its Chief Executive Officer holding such office from time-to-time, as the agent of the undersigned to make the determination of fair market value of the Company’s common stock, as contemplated by Section 3(b) of this Note, and agrees that any such determination made by CGF under Section 3(b), shall be conclusive and binding on Holder, (b) the Holder agrees that, in the event of an Arbitration as contemplated by Section 3(b) of this Note, CGF is hereby designated as the agent of the undersigned to prosecute, defend and/or settle the Arbitration on behalf of the Holder and the holders of the other Notes, (c) the Holder hereby indemnifies and holds CGF harmless from any and all actions, suits, proceedings, losses, damages and expenses that may arise as a result of CGF’s performance of its duties under this Section and Section 3(b), above, except to the extent of CGF’s willful misconduct or gross negligence and (d) the Holder hereby agrees to pay its allocable share of Arbitration expenses as described in Section 3(b) above.
  16. Other Notes. This Note shall rank parri passu with the Other Notes.
     IN WITNESS WHEREOF, the Company has caused this Note to be executed by its officer thereunto duly authorized.
Dated: October [-], 2005

NGTV

By:
Name:
Title:

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